Exhibit 10.36

September 11, 20l7

Dr. Scott Barnes

Dear Scott,

STAAR Surgical Company is pleased to offer you the position of Chief Medical Officer reporting to Caren Mason, President and CEO. Your beginning wage will be $16,730.80 per bi-weekly pay period for 26 pay periods per year ($435,000 per year), in addition to all the benefits offered in our current policies.

You will also receive a sign on bonus of $60,000 payable upon your first day of work. As is customary with signing bonus’, if you choose to leave the company before twenty four months, a prorated claw back of the bonus will need to be repaid to the company.

You will receive an initial grant of 25,000 STAAR Surgical Company Stock Options and 12,500 Restricted Stock Units. The Options and RSU’s will vest over a period of three years, commencing on your first day of employment.

As a participant in the Executive Long Term Incentive Plan, you will also be eligible for annual stock equity grants which generally are a combination of Stock Options and Restricted Stock Units.

In addition, you will participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 40% of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives.

You are also eligible to participate in the Executive Severance and Change In Control benefit plans.

Upon acceptance of this offer and the successful completion of a drug screen, you may begin work. Your start date is October 1st. On your first day of employment you will need to bring identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

All arrangements between you and STAAR Surgical regarding your desire and ability to continue performing ophthalmic surgery procedures untethered from STAAR is addressed in the attached Agreements.

Employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

Scott, we are very excited about the possibility of your joining the STAAR Executive Team. We believe your contributions to the Company will quickly have significant and long lasting impact on STAAR and will benefit patients worldwide. We look forward to seeing you soon.

Thank you,	Accepted by:
/s/ Bill Goodmen	BARNES.SCOTT.DANIE L.1098947899
Bill Goodmen	Scott Barnes
Vice President Global Human Resources
____11 September 2017_____________
9/12/17	Date
Cc: Caren Mason